Exhibit 10.1

ALLONGE TO 6% SENIOR SECURED CONVERTIBLE NOTES DUE 2007-2008
DATED JULY 21, 2006

Reference is hereby made to the 6% Senior Secured Convertible Notes Due 2007-2008 of eMagin Corporation dated July 21, 2006 (the “Notes”). Terms used herein and not otherwise defined herein shall have the meaning set forth in the Notes.

The Company and the holder set forth on the signature page attached hereto hereby agree to amend the terms of the Notes in accordance with the following terms:

1.The first sentence of Section 3.2 of the Notes shall be amended in its entirety to provide as follows:

“The Company shal at all times maintain Cash and Cash Equivalents Balances at least equal to $600,000; provided, however, that the Company may maintain Cash and Cash Equivalents Balances of only $200,000 from the date of this Allonge through and including July 21, 2007. Subsequent to July 21, 2007, the Company must maintain Cash and Cash Equivalents Balances of at least equal to $600,000.”

2. The undersigned hereby confirms that the execution of this letter agreement shall serve as the undersigned’s waiver of any previous claim that may have otherwise been made regarding the potential breach by the Company of the Minimum Cash Balance requirement as set forth in Section 3.2 of the Notes.

3.
The parties hereto acknowledge and agree that the breach of this Allonge would cause irreparable damage to the non-breaching parties and that the non-breaching parties will not have an adequate remedy at law. Therefore, the obligations of each of the parties under this Allonge, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Allonge or otherwise.

4.
This Allonge may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same agreement. Delivery of executed copies of this Allonge by telecopier will constitute proper delivery.

5.
This Allonge is irrevocable and shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as set forth herein, all other provisions of the Notes shall remain in full force and effect.

6.	This Allonge will come into force immediately upon the date set forth below.

ALLONGE TO 6% SENIOR SECURED CONVERTIBLE NOTES DUE 2007-2008 DATED JULY 21, 2006

EMAGIN CORPORATION

Date: May 10, 2007	By:	/s/ K. C. Park
Name Dr. K. Park
Title: Interim Chid Executive Officer

AGREED AND ACCEPTED:

ALEXANDRA GLOBAL MASTER FUND LTD.

By: ALEXANDRA INVESTMENT MANAGEMENT LLC, as Investment Advisor

By:  /s/ Mikhail Filimonov

Name: Mikhail Filimonov
Title: Chairman and Chief Executive Officer

RAINBOW GATE CORPORATION

By: /s/ Mortimer D.A. Sackler

Name: Mortimer D.A. Sackler
Title: Investment Manager

GINOLA LIMITED

By: /s/ Jonathan Withe

Name:Jonathan Withe
Title: Director

STILLWATER LLC

By:  /s/ Mortimer D.A. Sackler

Name: Mortimer D.A. Sackler
Title: President